EXHIBIT I

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 2-83963, No. 33-19013, No. 33-50606, No. 333-30331 and No. 333-87077 on Form S-8, Registration Statement No. 333-853 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 2-80012 on Form S-3, Post-Effective Amendment No.1 to Registration Statement No. 2-77740 on Form S-3 and Registration Statements No. 333-12909 and No. 333-30355 on Form S-3 of our report dated June 25, 2001 appearing in this Annual Report on Form 11-K of the Schering-Plough Employees' Savings Plan for the year ended December 31, 2000.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
June 25, 2001